Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of this 27th day of December, 2004, is by and among MTC Technologies, Inc., an Ohio corporation (the “Buyer), and Dr. Paul Hsu and Majes Hsu, husband and wife (each a “Shareholder”, together, the “Shareholders”).

RECITALS

A. The Shareholders are the registered owners of all of the issued and outstanding shares (the “Shares”) of common stock, no par value (“Common Stock”), of Manufacturing Technology, Inc., a Florida corporation (the “Company”); and

B. The Shareholders desire to sell to the Buyer, and the Buyer desires to purchase from the Shareholders, all of the Shares, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I : DEFINITIONS

“Accrued Dividend” has the meaning set forth in Section 2.2(b)(ii).

“Adjustment Amount” has the meaning set forth in Section 2.2(b)(i).

“Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person. The term “Affiliate” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such Person.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Shareholder Noncompete Agreement, the Noncompete Agreements, the Employment Agreements, the Escrow Agreement, and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer, certain of the Company’s employees or the Shareholders, as applicable in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Arbitration Firm” has the meaning set forth in Section 2.2(b)(ii).

“Audited Financial Statements” has the meaning set forth in Section 4.19(a).

“Buyer” has the meaning set forth in the preamble.

“Cash Payment” has the meaning set forth in Section 2.2(a)(i).

“Claims Notice” has the meaning set forth in Section 7.2(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Balance Sheet” has the meaning set forth in Section 2.2(c)(i).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Tangible Net Worth” has the meaning set forth in Section 2.2(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” shall mean any Intellectual Property or rights thereto, owned by the Company or used or held for use in connection with the Ordinary Course of Business.

“Consents” means any consent, approval, authorization, qualification, or waiver of, or notice to, any third party or Governmental Authority.

“Contracts” means all contracts, agreements (including, without limitation, employment, non-disclosure, teaming, subcontracting and non-competition agreements), leases (whether real or personal property), commitments, instruments, guarantees, and orders (whether written or oral) that are legally binding.

“Controlled Group” has the meaning set forth in Section 4.13(a).

“Dispute” has the meaning set forth in Section 8.14.

“Dispute Notice” has the meaning set forth in Section 6.1.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Plans” has the meaning set forth in Section 4.13(a).

“Employment Agreements” has the meaning set forth in Section 3.1(e).

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality.

“Environmental Condition” means any condition of the Environment with respect to the Real Property, or with respect to any other real property at which any Hazardous Material generated by the operation of the business of the Company prior to the Closing Date has been treated, stored or disposed of, which violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless results in any Release, or Threat of Release, damage, loss, cost, expense, claim, demand, order or liability, alleged or imposed by any Person (including, without limitation, any Governmental Authority).

“Environmental Law” means any federal, state or local law, regulation, rule, ordinance, policy or guideline relating to the Environment implementing or otherwise dealing with the subject matter thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in Section 2.2(a)(ii).

“Escrow Agent” has the meaning set forth in Section 2.2(a)(ii).

“Escrow Agreement” has the meaning set forth in Section 2.2(a)(ii).

“Escrow Amount” has the meaning set forth in Section 2.2(a)(ii).

“Excluded Representations” has the meaning set forth in Section 7.3(a).

“Expiration Date” has the meaning set forth in Section 7.3(a).

“Federal Acquisition Regulations” means the Federal Acquisition Regulations as codified in the Code of Federal Regulations at 48 C.F.R. Section 1 et seq.

“Financial Statements” has the meaning set forth in Section 4.19(a).

“GAAP” means U.S. generally accepted accounting principles, applied on a basis consistent with the Company’s past practice, provided, however that such past practice complies with GAAP.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such

Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss related to such Indebtedness (in whole or in part); provided, however, that the term Guarantee shall not include endorsements for deposit or collection in the Ordinary Course of Business. The term “Guarantee” used as a verb has a correlative meaning.

“Hazardous Material” means any pollutant, toxic substance, including, without limitation, asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials as defined in or the subject of any Environmental Law.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Indebtedness” of any Person means: either (a) any liability of said Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, or (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any earn-out, contingent or non-compete payments, or (vi) any obligations owed to employees or affiliates outside of the Ordinary Course of Business, (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness.

“Indemnified Party” has the meaning set forth in Section 7.2(a).

“Indemnifying Party” has the meaning set forth in Section 7.2(a).

“Initiating Party” has the meaning set forth in Section 8.14(a).

“Intellectual Property” shall mean any of the following: (i) U.S. and non-U.S. patents, and with respect to either applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof; (ii) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights and mask works, and applications for registration of either; (iv) internet domain names, applications and reservations therefor, universe resource locators and the corresponding Internet sites and webpages and all intellectual property related thereto (collectively, “Sites”); (v) trade secrets and proprietary information not otherwise listed in (i) through (iv) above, including unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, mask works, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; and (vi) any good will associated with any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.19(a).

“Investment” means any debt or equity interest, directly or indirectly, in any Person.

“IRS” means the Internal Revenue Service.

“Law” means common law and any law, statute, code, ordinance, regulation or other requirement of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.7(b).

“Liability Claim” has the meaning set forth in Section 7.2(a).

“Lien” has the meaning set forth in Section 2.1.

“Litigation Conditions” has the meaning set forth in Section 7.2(b).

“Losses” has the meaning set forth in Section 7.1.

“Material Customers” has the meaning set forth in Section 4.25(a).

“Material Suppliers” has the meaning set forth in Section 4.25(b).

“MTI Internal Tools” has the meaning set forth in Schedule 4.17(a).

“Noncompete Agreements” has the meaning set forth in Section 3.1(e).

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

“Ordinary Course of Business” means the Company’s ordinary course of business consistent with past custom and practice.

“Permit” means any permit, license, approval, consent or authorization issued by a Governmental Authority.

“Permitted Liens” means (a) Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the Closing Date, and (b) those matters that are set forth on Schedule 1.1.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Real Property” means any and all real property and interests in real property of the Company, including the Leased Real Property, any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by the Company.

“Real Property Leases” has the meaning set forth in Section 4.7(b).

“Receiving Party” has the meaning set forth in Section 8.14(a).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of a Hazardous Material into the Environment.

“Returns” means all Tax returns (and schedules thereto), statements, reports or other information (including estimated Tax or information returns and reports) required to be supplied to any Taxing Authority in connection with any Tax.

“Service Contract Act” means the Service Contract Act of 1965, as amended, as codified in the United States Code at 41 U.S.C. Section 351 et seq.

“Shares” has the meaning set forth in the recitals.

“Shareholder Noncompete Agreement” has the meaning set forth in Section 3.1(d).

“Shareholder” has the meaning set forth in the preamble.

“Shareholder Representative” has the meaning set forth in Section 2.2(c)(i).

“Sites” has the meaning set forth in the definition of Intellectual Property in this Section 1.

“Subsidiary” means any Person of which at least 20% of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person are at the time owned by the Company, by one or more directly or indirectly wholly or partially owned subsidiaries of the Company or by the Company and one or more such subsidiaries, whether or not at the time the shares of any other class or classes or other equity interests of such Person shall have or might have voting power by reason of the happening of any contingency.

“Tangible Net Worth” means the total assets of the Company minus the total liabilities of the Company as determined in accordance with GAAP, reduced by the amount of any intangible assets, as determined in accordance with GAAP (which shall not have a value greater than Two Million Five Hundred Thousand Dollars ($2,500,000)). All Tangible Net Worth determinations shall be calculated in the same manner as the example set forth on Exhibit A hereto.

“Tangible Personal Property” has the meaning set forth in Section 4.7(c).

“Target Tangible Net Worth” has the meaning set forth in Section 2.2(b)(i).

“Tax” means (a) any income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, whether disputed or not, (b) any liability of the Company for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby liability of the Company for payment of such amounts was determined or taken into account with reference to the liability of any other Person and (c) any liability of the Company for the payment of any amounts as a result of being a party to any Tax sharing agreements or arrangements (whether or not written) binding on the Company or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Tax Matter” has the meaning set forth in Section 6.4.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the Environment that might result from such Release.

“Transaction Expenses” means all costs, fees and expenses of outside professionals incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all legal fees, accounting, tax, broker and investment banking fees and other related expenses.

“Truth in Negotiations Act” means the Truth in Negotiations Act of 1962, as codified in the United States Code at 10 U.S.C. Section 2306 et seq.

ARTICLE II : PURCHASE AND SALE

2.1 Purchase and Sale of the Shares. At the Closing (as defined in Section 2.3 below), the Buyer shall purchase from the Shareholders, and each Shareholder shall sell,

transfer, assign, convey and deliver to the Buyer, all of the Shares, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations, including, but not limited to, any restriction on the right to vote, sell or otherwise dispose of the Shares (collectively, “Liens”).

2.2 Purchase Price.

(a) As consideration for the purchase of the Shares, the Buyer shall pay to the Shareholders the sum of Seventy-Five Million Dollars ($75,000,000), subject to adjustment as provided in Section 2.2(a)(i) and Section 2.2(b) (the “Purchase Price”). The Purchase Price shall be paid as follows:

(i) Seventy-Three Million Dollars ($73,000,000), less the amount of all Indebtedness (computed in accordance with pay-off letters obtained from the obligees thereunder, if applicable) and other items reflected on Schedule 2.2(a) attached hereto, shall be paid to the Shareholders and the holders of such Indebtedness in accordance with such payoff letters at the Closing by wire transfer of immediately available funds (“Cash Payment”) to an account designated in writing by the recipient thereof, in accordance with Schedule 2.2(a)(i), attached hereto; and

(ii) Two Million Dollars ($2,000,000) (“Escrow Amount”) shall be deposited at Closing with National City Bank as escrow agent (“Escrow Agent”), and shall be held in an interest-bearing escrow account (“Escrow Account”) for the benefit of the Shareholders in accordance with an Escrow Agreement among the Buyer, the Shareholders, and the Escrow Agent in substantially the form set forth as Exhibit B (the “Escrow Agreement”).

(b) Adjustment Amount.

(i) The Purchase Price shall be decreased dollar-for-dollar, as set forth in this Section 2.2(b) and Section 2.2(c), by the amount that the Closing Tangible Net Worth is less than the Target Tangible Net Worth, and such adjustment shall be referred to as the “Adjustment Amount.” The “Target Tangible Net Worth” is defined as Nine Million Two Hundred Thousand Dollars ($9,200,000.00). The “Closing Tangible Net Worth” is defined as the Tangible Net Worth of the Company calculated in accordance with Exhibit A, and based on the final Closing Balance Sheet prepared in accordance with GAAP and the procedures set forth in Section 2.2(c)(i) below. If the Closing Tangible Net Worth is less than the Target Tangible Net Worth, then the Purchase Price shall be adjusted by decreasing the Purchase Price dollar-for-dollar by the amount by which the Target Tangible Net Worth exceeds the Closing Tangible Net Worth. Upon the final determination and agreement to the Adjustment Amount in accordance with Section 2.2(c)(i), the Buyer and the Shareholders shall deliver joint written instructions to the Escrow Agent directing payment to the Buyer from the Escrow Account of an amount equal to such Adjustment Amount, if any, and the balance of such Escrow Amount, if any, to the Shareholders, as provided in such Section 2.2(c)(i). The parties agree that there shall be no capital contributions or distributions from October 31, 2004 through the Closing.

(ii) If the Closing Tangible Net Worth equals or is greater than the Target Tangible Net Worth, the amount of such excess shall be accrued on the Closing Balance Sheet as a dividend payable to the Shareholders (“Accrued Dividend”). Upon the final determination that the Closing Tangible Net Worth equals or is greater than the Target Tangible Net Worth in accordance with Section 2.2(c)(i), the Buyer and the Shareholders shall deliver joint written instructions to the Escrow Agent directing payment to the Shareholders from the Escrow Account of the Escrow Amount. In addition, if the Closing Tangible Net Worth is greater than the Target Tangible Net Worth, the Buyer shall take all actions necessary, and to meet all requirements under Part 607.06401 of the 2004 Florida Statutes, to enable and cause the Company to pay to the Shareholders at the time of such final determination, the amount of the Accrued Dividend, including any necessary cash contributions to the Company.

(c) Determination and Payment of Adjustment Amount.

(i) Within 60 days following the Closing, the Shareholders (or Dr. Paul Hsu as the representative of the Shareholders, and who shall have the authority to deliver and receive communications on behalf of both of the Shareholders in connection with the sale of the Shares) (the “Shareholder Representative”) shall deliver to the Buyer an audited balance sheet as of the Closing Date (the “Closing Balance Sheet”) and the Shareholders’ calculation of the Adjustment Amount or the Accrued Dividend determined in accordance with GAAP, based upon the Closing Balance Sheet, and including sufficient detail to allow the Buyer to analyze the accuracy thereof. Following the Closing, the Buyer shall cause the Company and the Company’s officers and employees to give access to Company records to, and to cooperate fully with, the Shareholder Representative and his representatives in connection with his preparation of the Closing Balance Sheet. The Buyer and the Buyer’s accounting firm shall have 60 days after receiving the Closing Balance Sheet and Adjustment Amount or Accrued Dividend to review and notify the Shareholder Representative of the Buyer’s approval or disapproval of same. Failure of the Buyer to notify the Shareholder Representative of Buyer’s approval or disapproval thereof within such 60-day period shall be deemed approval of the Buyer, and the Closing Balance Sheet shall be deemed to be the final Closing Balance Sheet. If, within such 60-day period, the Buyer requests reasonable additional information to complete the analysis of the Adjustment Amount or Accrued Dividend or the Closing Balance Sheet, the Buyer shall request such information from the Shareholder Representative, who will deliver such information to the Buyer. If, within such 60-day period, the Buyer notifies the Shareholder Representative of the Buyer’s disapproval of all or any portion of the Closing Balance Sheet and the Adjustment Amount or Accrued Dividend, and Buyer and the Shareholders are unable to agree upon a resolution, then the issue in dispute shall be resolved in accordance with Section 2.2(c)(ii). On or before the fifth business day after the Buyer’s approval of the Closing Balance Sheet and Adjustment Amount or Accrued Dividend, or the final determination of the Adjustment Amount or Accrued Dividend in accordance with Section 2.2(b)(ii), the Buyer and the Shareholders, or a member of the Arbitration Firm (if applicable), shall deliver joint written instructions to the Escrow Agent directing payment to the Buyer from the Escrow Account of an amount equal to such Adjustment Amount to the extent that the Purchase Price is decreased in accordance with Section 2.2(b)(i), or directing payment to the Shareholders in the event that there is an Accrued Dividend in accordance with Section 2.2(b)(ii). The Escrow Agent shall make any such payments in immediately available funds by wire transfer to such bank account as the receiving party shall specify to the Escrow Agent in writing. In the event that the amount in the Escrow

Account is insufficient to pay the entire Adjustment Amount, the Buyer shall notify the Shareholders of same, and the Shareholders shall, within five (5) business days of such notice, pay to the Buyer the remaining balance of such Adjustment Amount. Payments shall be made in immediately available funds by wire transfer to such bank account as the Buyer shall specify to the Shareholders in writing. The Shareholders shall remain jointly and severally liable for any portion of the Adjustment Amount not paid from the Escrow Account. All amounts remaining in the Escrow Account after final determination and payment of the Adjustment Amount in accordance with this Section 2.2(c)(i), if any, shall be released to the Shareholders within ten (10) days thereafter. The Buyer and the Shareholders shall deliver joint written instructions to the Escrow Agent directing such payment, and the Escrow Agent shall make any such payment in immediately available funds by wire transfer to such bank account as the Shareholders shall specify to the Escrow Agent in writing.

(ii) Disputes. If the Buyer objects to the Closing Balance Sheet, Adjustment Amount or the Accrued Dividend, the Buyer shall, simultaneously with such objection, appoint a national accounting firm which, in cooperation with the Shareholders’ accounting firm, will determine the Adjustment Amount within 30 days of such objection. If the Shareholders’ accounting firm and Buyer’s accounting firm cannot agree on the Adjustment Amount within such 30-day period, the respective accounting firms shall mutually select a “Big Four” accounting firm (the “Arbitration Firm”) to determine the Adjustment Amount, and the decision of the Arbitration Firm shall be binding and conclusive on all parties. Buyer, on the one hand, and the Shareholders, on the other hand, shall each pay one-half of the costs and expenses of the Arbitration Firm.

2.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. as soon as the parties agree shall be practical after the termination of the applicable waiting period under the HSR Act occurs, or such other date as Buyer and the Shareholders may agree (the “Closing Date”); provided, however, that notwithstanding any other provision of this Agreement, the Closing shall occur not later than January 31, 2005. Moreover, the Closing shall occur only upon payment of the Purchase Price (as herein defined, and in the manner herein described), and the exchange of signature pages to this Agreement and all Ancillary Agreements via facsimile transmission, provided that the attorneys for the parties hereto hold in their possession, in escrow, original signature pages to such Closing documents and deliver such originals to the other by overnight delivery, or at such other time and in such other manner as the parties may agree. The Closing will be effective as of 12:01 A.M. EDST on the Closing Date (the “Effective Time”).

ARTICLE III : DELIVERIES AND OTHER ACTIONS

3.1 Deliveries by the Shareholders. At the Closing, the Shareholders shall deliver, or cause to be delivered, to the Buyer the following items (provided, however, that if the Shareholders are unable to deliver all of such items as of the time for Closing, the parties shall agree to extend the date of Closing for a period of ten (10) days to allow for the delivery of such items):

(a) copies of a certificate of the Shareholders with regard to wiring instructions for each Shareholder;

(b) copies of an executed receipt by each Shareholder evidencing each Shareholder’s receipt of the amount of the Purchase Price specified on Schedule 2.2(a)(i) hereof;

(c) (i) stock certificates representing all of the Shares with duly executed stock powers attached in proper form for transfer to the Buyer, and (ii) any other documents that are necessary to transfer to the Buyer good and valid title to the Shares, with any necessary transfer tax stamps affixed or accompanied by evidence that all stock transfer taxes have been paid;

(d) copies of a mutually agreeable non-competition agreement of each of the Shareholders in substantially the form attached hereto as Exhibit C (the “Shareholder Noncompete Agreement”);

(e) copies of mutually agreeable employment agreements containing non-competition agreements from the individuals identified on Schedule 3.1(e)(i) in substantially the form attached hereto as Exhibit D (the “Employment Agreements”), and copies of mutually agreeable non-competition agreements from the individuals identified on Schedule 3.1(e)(ii) in substantially the form attached hereto as Exhibit E (the “Noncompete Agreements”);

(f) copies of a release, in substantially the form attached hereto as Exhibit F, duly executed by each Shareholder;

(g) copies of a current good standing certificate for the Company issued by the Secretary of State of the State of Florida and each state in which the Company is qualified to do business as a foreign corporation;

(h) copies of the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Florida and copies of the Bylaws of the Company certified by an officer of the Company;

(i) copies of an Incumbency Certificate executed by the Secretary of the Company;

(j) the original corporate record books and stock record books of the Company;

(k) authorization to Buyer to extinguish all security interests related to interest-bearing Indebtedness of the Company;

(l) copies of all of the Consents listed on Schedule 4.6 and Schedule 4.7(b);

(m) copies of written resignations of each director and officer of the Company listed on Schedule 3.1(m);

(n) copies of the Escrow Agreement executed by the Shareholders and the Escrow Agent;

(o) copies of a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, executed by the Shareholders;

(p) copies of an opinion letter containing the opinions attached hereto as Exhibit G from the law firm of Holland & Knight, LLP; and

(q) copies of the bringdown certificates described in Section 3.5 hereto.

3.2 Deliveries by the Buyer. At the Closing, the Buyer shall deliver to the Shareholders the following items (provided, however, that if the Buyer is unable to deliver all of such items as of the time for Closing, the parties shall agree to extend the date of Closing for a period of ten (10) days to allow for the delivery of such items):

(a) the Purchase Price, payable as set forth in Section 2.2(a) and Schedule 2.2(a)(i).

(b) copies of the Shareholder Noncompete Agreement, the Noncompete Agreements, and the Employment Agreements, duly executed by the Buyer;

(c) copies of the resolutions of the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, certified by an appropriate officer of the Buyer;

(d) copies of the Escrow Agreement executed by Buyer and the Escrow Agent;

(e) copies of any consents required for Buyer to execute and deliver this Agreement and to consummate the transactions hereunder;

(f) copies of the bringdown certificates described in Section 3.6 hereto; and

(g) copies of an opinion letter containing the opinions attached hereto as Exhibit H from the law firm of Coolidge, Wall, Womsley & Lombard Co., L.P.A.

3.3 Covenants of the Shareholders Prior to Closing.

(a) Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, the Shareholders shall (a) afford Buyer and its representatives full and free access, during regular business hours, to the Company’s personnel, properties, Contracts, Permits, books and records and other documents and data; (b) furnish such persons with copies of all such Contracts, Permits, books and records and other existing documents and data, and such additional financial, operating and other relevant data and information as such persons may reasonably request; and (c) otherwise cooperate and assist with Buyer’s investigation of the properties, assets, business, and financial condition of the Company. In addition, Buyer and its representatives shall have the right to perform such inspections of the Real Property and Tangible Personal Property as deemed necessary by Buyer and Buyer’s representatives for purposes of determining the physical condition and legal characteristics of such Real Property and Tangible Personal Property.

(b) Operation of the Business of the Company. Between the date of this Agreement and the Closing, the Shareholders shall:

(i) conduct the business of the Company only in the Ordinary Course of Business, including, but not limited to, making all payments and collections in accordance with past practice;

(ii) preserve intact the Company’s current business organization, keep available the services of its officers, employees and agents, and maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(iii) report periodically to Buyer concerning the status of its business, operations and finances;

(iv) make no material changes in operations, management personnel, or otherwise in the business of the Company without prior consultation with Buyer;

(v) maintain the Tangible Personal Property in good repair and condition, ordinary wear and tear excepted, and in such state that complies with all applicable Laws and is consistent with the requirements and normal conduct of the Company’s business;

(vi) keep in full force and effect, and otherwise maintain and protect all Company Intellectual Property;

(vii) keep in full force and effect, without amendment, all material rights relating to the Company’s business;

(viii) comply with all applicable Laws and contractual obligations applicable to the operations of the Company’s business;

(ix) continue in full force and effect the Company’s insurance policies;

(x) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Employee Plan, not make any contributions to or with respect to any Employee Plan without the express written consent of Buyer, provided that the Company shall contribute that amount of cash to each Employee Plan necessary to fully fund all of the benefit liabilities of such Employee Plan on a plan-termination basis as of the Closing Date;

(xi) cooperate with Buyer and assist Buyer in identifying the Permits by Buyer to operate the business from and after the Closing Date and either transferring existing Permits of the Company to Buyer, where permissible, or obtaining new Permits for Buyer;

(xii) upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the contemplated transactions, all without further consideration; and

(xiii) maintain all books and records of the Company relating to the Company’s business in the Ordinary Course of Business.

(c) Negative Covenants. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, the Company shall not, and Shareholders shall not permit the Company to, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.11 would be likely to occur; (b) make any modification to any material Contract or Permit; (c) allow the levels of raw materials, supplies or other materials included in the Company’s inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the assets, or the business of the Company.

(d) Required Consents and Approvals. As promptly as practicable after the date of this Agreement, Shareholders shall make all filings required by Law to be made by it in order to consummate the contemplated transactions (including all filings under the HSR Act). The Shareholders also shall cooperate with Buyer and its representatives with respect to all filings that Buyer elects to make or, pursuant to Law, shall be required to make in connection with the contemplated transactions. The parties hereto agree that each party shall pay one-half of the filing fee for the necessary filings required under the HSR Act in connection with these transactions. The Shareholders also shall cooperate with Buyer and its representatives in obtaining all Consents (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).

(e) Notification. Between the date of this Agreement and the Closing, the Shareholders shall, or shall cause the CEO of the Company to, promptly notify Buyer in writing of all of the following: (a) any material change in the financial, operating, or other condition of the Company, (b) any material loss to any of the assets or properties of the Company, (c) the institution of, or the threat of institution of, any material legal, administrative, or other proceedings against the Company or the Shareholders, (d) any fact or condition that causes or constitutes a breach of any of the Shareholders’ representations and warranties in this Agreement, or (e) the occurrence, after the date of this Agreement, of any fact or condition that would be reasonably likely to cause or constitute a breach of any such representation or warranty, had that representation or warranty been made as of the time of the occurrence of, or either Shareholders’ discovery of, such fact or condition. During the same period, the Shareholders also shall promptly notify Buyer of the occurrence of any breach of any covenant of the Company or the Shareholders in this Agreement, or of the occurrence of any event that may make the satisfaction of Buyer’s conditions to the Closing set forth in this Agreement impossible or unlikely.

(f) No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 9 hereof, or until the Closing hereof, neither Shareholder shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving the Company, including the sale by the Shareholders of the Shares, the merger or consolidation of the Company or the sale of the Company’s business or any of the assets (other than in the Ordinary Course of Business).

(g) Satisfaction of Conditions. The Shareholders shall use their best efforts in good faith to cause the conditions of Buyer to the Closing to be satisfied. As used in this Section 3.3(g), “best efforts” mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that the Shareholders’ obligation to use best efforts, as set forth in this Section 3.3(g), does not require the Shareholders to take actions that would result in a material adverse change in the benefits that the Shareholders are to receive pursuant to this Agreement.

(h) Manufacturing Technology Inc. International. The Shareholders agree to cause this entity, formed pursuant to Florida law, to file an amendment or other documentation necessary to change the name of this entity to a name which is dissimilar to the name of the Company, and to take all actions necessary to effectuate such name change, or alternatively to cause a dissolution of this entity.

3.4 Covenants of Buyer Prior to Closing.

(a) Required Consents. As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Law (including all filings under the HSR Act) to be made by it to consummate the contemplated transactions. Buyer also shall cooperate with the Shareholders (a) with respect to all filings the Shareholders shall be required by Law to make and (b) in obtaining all Consents; provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 3.4(a).

(b) Satisfaction of Conditions. Buyer shall use its best efforts in good faith to cause the conditions of the Shareholders to the Closing to be satisfied. As used in this Section 3.4(b), “best efforts” mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that the Shareholders’ obligation to use best efforts, as set forth in this Section 3.4(b), does not require the Shareholders to take actions that would result in a material adverse change in the benefits that the Shareholders are to receive pursuant to this Agreement.

3.5 Conditions Precedent to Buyer’s Obligations to Close. Buyer’s obligation to consummate the transactions contemplated hereby and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(a) Accuracy of Representations. All of the Shareholders’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplemental information provided by the Shareholders after the date of this Agreement, and the Shareholders shall deliver to the Buyer a certificate dated as of the Closing Date to such effect; provided, however, that the accuracy of any such representations that are expressly made as of a particular date shall be evaluated as of said particular date.

(b) Shareholders’ Performance. All of the covenants and obligations that Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects, and the Shareholders shall deliver to the Buyer a certificate dated as of the Closing Date to such effect.

(c) Consents. Each of the Consents listed on Schedule 4.6 and Schedule 4.7(b) shall have been obtained and shall be in full force and effect.

(d) No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, the Shareholders, or the Company any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the contemplated transactions, or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any of the contemplated transactions.

(e) No Conflict. Neither the consummation nor the performance of any of the contemplated transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene or conflict with, or result in a material violation of, or cause Buyer to suffer any material adverse consequence under any Laws or order that has been published, introduced or formally proposed by or before any Governmental Authority.

(f) Governmental Authorizations. Buyer shall have received the governmental authorizations and Permits necessary for the operation of the Company’s business as such business is conducted as of the date of this Agreement. All of such governmental authorizations and Permits are listed on Schedule 3.6(f), attached hereto.

(g) Ancillary Agreements. The relevant Persons shall have entered into and delivered the Ancillary Agreements.

(h) Additional Conditions. (i) The Company and the Shareholders shall have delivered true, correct, and complete copies of all documents and information required by this Agreement; and (ii) no material adverse change has occurred in the financial or legal condition of the Company, and the Company has carried on its business in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted, and shall have used commercially reasonable efforts consistent with past practices and policies to preserve intact the Company’s current business operations, the services of its current officers and employees, and its relationships with customers, suppliers, and others having a business relationship with the Company.

3.6 Conditions Precedent to Shareholders’ Obligations to Close. The Shareholders’ obligations to consummate the transactions contemplated hereby and to take the other actions required to be taken by the Shareholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Shareholders in whole or in part):

(a) Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

(b) Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

(c) No Injunction. There shall not be in effect any Law or any injunction or other order that prohibits the consummation of the contemplated transactions.

(d) Consents. Each of the Consents listed on Schedule 3.6(d), attached hereto, shall have been obtained and shall be in full force and effect.

ARTICLE IV : REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder jointly and severally represents and warrants to the Buyer as follows:

4.1 Existence and Good Standing. The Company is a corporation duly organized and validly existing under the laws of the State of Florida and is duly authorized, qualified or licensed to do business, or will be as of the Closing Date duly authorized, qualified, or licensed to do business, as a foreign corporation in each of the jurisdictions set forth on Schedule 4.1, which are the only jurisdictions in which the Company is required to be so qualified.

4.2 Power. The Company has all necessary corporate power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased, and (b) carry on its business as currently conducted.

4.3 Validity and Enforceability. Each Shareholder has the capacity or the requisite power and authority, as the case may be, to execute, deliver and perform such Shareholder’s obligations under this Agreement and each of the Ancillary Agreements to which he or she is a party. This Agreement has been duly executed and delivered by the Shareholders, and at the Closing, each of the Ancillary Agreements to which a Shareholder is a party shall be duly executed and delivered by such Shareholder. Assuming the due authorization, execution and delivery by the other parties to such agreements, such agreements represent the legal, valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. No further corporate or authorizing actions on the part of the Shareholders is or will be required to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

4.4 Capitalization of the Company. The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, of which 5,000 shares are issued and outstanding and all of which have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating the Company to issue, directly or indirectly, any additional shares of its capital stock or other equity securities. The Shares represent the only issued and outstanding shares of capital stock of the Company. Other than this Agreement, there are no agreements, commitments or contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Company. Schedule 4.4 sets forth a true and complete statement of the capitalization of the Company. Except as set forth on Schedule 4.4, the Company has no Subsidiaries and no Investments.

4.5 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements by the Shareholders, nor the performance by each Shareholder of his or her obligations hereunder or thereunder will (a) violate or conflict with the Articles of Incorporation (or equivalent document) or the Bylaws (or equivalent document) of the Company or any Law or Order, including without limitation, the Federal Acquisition Regulations and supplements, and the Truth in Negotiations Act, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, lease, instrument, security agreement, mortgage, commitment, Contract, agreement, license or other instrument or oral understanding to which the Company or a Shareholder is a party or by which any of the assets or the properties of the Company are bound or (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Shares or any of the assets or properties of the Company.

4.6 Consents. Except as set forth on Schedule 4.6, no Consent, approval or authorization of any third party or Governmental Authority is required in connection with the execution and delivery by the Shareholders of either this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

4.7 Property.

(a) Title. Each Shareholder has good and marketable title to the Shares, free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and valid title to the Shares, free and clear of all Liens. Except as set forth on Schedule 4.7(a), the Company does not have any Real Property owned by a Governmental Authority in its possession or under its direct or indirect control. To the extent the Company has any Real Property owned by a Governmental Authority in its possession or under its direct or indirect control, the Company has possessed, controlled and maintained such Real Property in accordance with any and all requirements of the applicable Governmental Authorities. The Company does not own any Real Property.

(b) Real Property Leases. Schedule 4.7(b) sets forth a true and complete description of all real property leased, licensed to or otherwise used or occupied (but not owned) by the Company (collectively, the “Leased Real Property”) including the address thereof, the annual fixed rental, the expiration of the term, any extension options and any security deposits. A true and correct copy of each such lease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to the Buyer, and no changes have been made to any Real Property Leases since the date of delivery. All of the Leased Real Property is used or occupied by the Company pursuant to a Real Property Lease. Each Real Property Lease is in full force and effect and, as to the Company, is valid, binding and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. There are no existing defaults by the Company or the lessor under any of the Real Property Leases, and no event has occurred which (with notice, lapse of time or both) could reasonably be expected to constitute a breach or default under any of the Real Property Leases by the Company or any party or give any party the right to terminate, accelerate or modify any Real Property Lease. Except as set forth on Schedule 4.7(b), (i) no consent is required from the lessor under any of the Real Property Leases in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) no Affiliate of the Company or a Shareholder is the owner or lessor of any Leased Real Property.

(c) Tangible Personal Property. Schedule 4.7(c) sets forth a true and complete list, by category, of all equipment, machinery and other similar tangible personal property, with an individual original cost of $5,000.00 or more, that is owned or leased by the Company (the “Tangible Personal Property”). The Company is in possession of all Tangible Personal Property. Except as listed on Schedule 4.7(c), the Company does not have any tangible personal property owned by a Governmental Authority in its possession or under its direct or indirect control. To the extent the Company has any tangible personal property owned by a Governmental Authority in its possession or under its direct or indirect control, the Company has possessed, controlled and maintained such tangible personal property in accordance with any and all requirements of the applicable Governmental Authorities.

(d) Absence of Violations.

(i) None of the Real Property or Tangible Personal Property, nor the leasing, occupancy and/or use of the Real Property or Tangible Personal Property is in violation of any Law, including, without limitation, any building, zoning, environmental or other ordinance, code, rule or regulation.

(ii) The condition and use of the Real Property conforms to each applicable certificate of occupancy and all other permits required to be issued in connection with the Real Property. The Company has obtained all permits necessary for the operation of the business of the Company at the Real Property, and all of such permits are listed on Schedule 4.16 hereto.

(e) Reassessments. There is not now pending, nor to the knowledge of the Shareholders contemplated, any reassessment of any parcel included in the Real Property that could result in a change in the rent, additional rent or other sums and charges payable by the Company under any agreement relating to the Real Property.

(f) No Condemnation. There is no pending, or to the knowledge of the Shareholders, threatened, condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property. Neither the Company nor the Shareholders have received any written notice or oral notice of any such proceeding, and neither Shareholder has knowledge that any such proceeding is contemplated.

(g) Condition of Property. There are no material defects in, mechanical failure of, or damage to, the Real Property, and the mechanical, electrical and HVAC systems serving the Real Property are in good working condition, subject to normal wear and tear.

4.8 Litigation. There is no instance in which the Company is or has been, prior to the date of this Agreement (a) subject to any unsatisfied Order or (b) a party or, to the knowledge of the Shareholders, threatened to be made a party to, any complaint, action, suit, proceeding, hearing or investigation of any Person or Governmental Authority. No event has occurred or circumstances exist that could give rise to or serve as a legitimate basis for the commencement of any complaint, action, suit, proceeding, hearing or investigation of any Person or Governmental Authority. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Shareholders, threatened, that question the validity of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, there are no pending or, to the knowledge of the Shareholders, threatened (a) actions by any Governmental Authority to modify the zoning classification of, or to condemn or take by power of eminent domain (or purchase in lieu thereof), or to classify as a landmark, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Real Property, (b) claims under or pursuant to any warranty, whether express or implied, on products sold by the Company prior to the date of this Agreement, (c) product recalls or post sale warnings, or similar actions by any Governmental Authority, on products sold by the Company, (d) claims against the Company with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising or any other claims relating to the violation of any Laws relating to anti-competitive practices or unfair trade practices of any kind, or (e) written notifications of performance or cost issues relating to the Company’s performance in connection with any Contract of any Governmental Authority. Notwithstanding the foregoing, the Company is not, and has not been, prior to the date of this Agreement, subject to any audit or investigation of any Governmental Authority regarding the Company’s Contracts or business that could be reasonably likely to result in, or has resulted in, a finding or determination on the part of the Governmental Authority that was unfavorable to the Company or its interests.

4.9 Compliance with Laws. The Company is now, and has been, in material compliance with all Laws and Orders, including, without limitation, those concerning (a) employment practices (including, without limitation, all payroll and payroll withholding practices associated therewith, the Fair Labor Standards Act, the Service Contract Act and the Office of Federal Contract Compliance Programs), (b) zoning, (c) delivery practices and procedures (including, without limitation, testing, inspection and disclosure of product specifications), (d) intellectual property, (e) anti-competitive practices or unfair trade practices of any kind, (f) the prices charged by the Company in connection with the marketing or sale of any products or services, and (g) all ITAR and foreign activities compliance requirements. To the knowledge of the Shareholders, there is no proposed Law or Order that would be applicable to the Company and that would adversely affect any assets, properties, liabilities, operations or prospects of the Company.

4.10 Necessary Property and Conditions of Property. The Company is the only operation through which the Company’s business is conducted. The assets and properties owned, leased or licensed by the Company (other than surplus assets not currently being used by the Company, the total value of which is less than $50,000.00, and for which there is no value reflected in the Financial Statements) are in good condition and repair (subject to normal wear and tear consistent with the age of the assets and properties), and constitute all of the assets and properties necessary to conduct the Company’s business as it is currently conducted.

4.11 Conduct of Business. Since October 31, 2004, the business and operations of the Company have been conducted in the Ordinary Course of Business and there has not been any adverse change in the operation of the business or the performance or financial condition of the Company. Without limiting the generality of the foregoing, since October 31, 2004, the Company has not:

(a) borrowed any amount or incurred or become subject to any liability or Indebtedness except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Contracts entered into in the Ordinary Course of Business, and (iii) borrowings under lines of credit existing on such date (any such amounts owed under such lines of credit shall have been repaid as of the Closing Date);

(b) except in the Ordinary Course of Business, sold, assigned or transferred (including, without limitation, transfers to any employee, any Shareholder or any Affiliate) any assets or properties, or cancelled any debts or claims, or permitted to lapse any rights with respect to any Intellectual Property;

(c) except in the Ordinary Course of Business, waived any rights of value or suffered any losses;

(d) declared or paid any dividends or other distributions with respect to any shares of its capital stock or redeemed or purchased, directly or indirectly, any shares of its capital stock or any options;

(e) taken any other action or entered into any other transaction (including any transactions with employees, the Shareholders or Affiliates) other than transactions in the Ordinary Course of Business or the transactions contemplated by this Agreement and the Ancillary Agreements;

(f) except for increases consistent with existing plans, agreements, or policies (with the increases for the ten (10) most highly compensated employees shown on Schedule 4.11(f) hereto), (i) increased the salary, wages or other compensation rates of any officer, employee, director or consultant, (ii) made or granted any increase in any Employee Plan, or amended or terminated any existing Employee Plan, or adopted any new Employee Plan, or (iii) made any commitment or incurred any liability to any labor organization;

(g) made any capital expenditures or commitments therefore, other than in the Ordinary Course of Business;

(h) made any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements;

(i) made any write-off or write-down of, or made any determination to write-off or write-down, any of its assets and properties, other than in the Ordinary Course of Business;

(j) made any change in its general pricing practices or policies or any change in its credit or allowance practices or policies;

(k) other than in the Ordinary Course of Business, entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any consent with respect to any Contract that is required (or had it been in effect on the date of this Agreement, would have been required) to be disclosed in the schedules to this Agreement;

(l) commenced or terminated any line of business; or

(m) received written notice from any customer or supplier that such customer or supplier has ceased, may cease or will cease to do business with it.

4.12 Labor Matters.

(a) Union and Employee Contracts. Except as set forth on Schedule 4.12(a), (i) the Company is not a party to or bound by any union contract, collective bargaining agreement, employment contract, independent contractor agreement, consultation agreement or other similar type of contract, (ii) the Company has not agreed to recognize any union or other collective bargaining unit, and (iii) no union or collective bargaining unit has been certified as representing the employees of the Company and no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of the Company. Except as set forth on Schedule 4.12(a), the Company has not experienced any labor strike, dispute, slowdown or stoppage or any other labor difficulty and has complied in all respects with all Laws relating to the employment of labor, including, but not limited to, those related to payment of wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes and neither the Company nor the Shareholders have received any written notice alleging that it has failed to comply in any respect with any such Laws.

(b) List of Employees, Etc. Schedule 4.12(b) sets forth a list of all employees (including part-time employees) and consultants of the Company, the rate of all regular, bonus, and special compensation payable to each such Person in any and all capacities, and any regular, bonus, or special compensation that will be payable to each such Person in any and all capacities as of the date of this Agreement other than the then-current accrual of regular payroll compensation. Except as set forth on Schedule 4.12(b), the Company does not employ any employee who cannot be dismissed immediately, whether currently or immediately after the Closing of the transactions contemplated by this Agreement, without notice and without further liability to the Company, subject to applicable Laws relating to employment discrimination, unemployment, and workers’ compensation. The Shareholders have no knowledge that any of the employees of the Company (other than the Shareholders and Keith Biggs) intends to terminate his or her employment relationship with the Company.

4.13 Employee Benefit Plans.

(a) Schedule 4.13 sets forth a complete list of: (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, concerning any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company (or, where indicated below, any trade or business (whether or not incorporated) that: (A) are under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (B) together with the Company are treated as a single employer under Section 414 of the Code (the “Controlled Group”)), or (C) with respect to which the Company (or, where indicated below, the Controlled Group) has made, or is required or has liability to make, payments, transfers, or contributions (all of the above being individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively). The Company does not have any liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.

(b) True and complete copies of the following materials have been delivered to the Buyer: (i) all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description of such Employee Plan, (ii) all determination letters from the IRS with respect to any of the Employee Plans, (iii) all current summary plan descriptions, summaries of material modifications, annual reports and summary annual reports, (iv) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Employee Plan, and (v) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by the Buyer.

(c) Each Employee Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company.

(d) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created under an Employee Plan has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(e) The Company does not currently have, and at no time has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(f) With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied with (i) the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, (ii) the Health Insurance Portability and Accountability Act of 1996, as amended, and (iii) the Women’s Health and Cancer Rights Act of 1998.

(g) No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(h) There is no pending or, to the knowledge of the Shareholders, threatened assessment, complaint, proceeding or investigation of any kind in any court or before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits), nor is there any legitimate basis for one.

(i) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under and (iii) contributions, transfers or payments required to be made to, any Employee Plan prior to the date of this Agreement have been paid, made or accrued on or before the date of this Agreement.

(j) With respect to any insurance policy that has, or does, provide funding for benefits under any Employee Plan, (i) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding, and to the knowledge of the Shareholders, no such proceedings with respect to any insurer are imminent, and (ii) there is no liability of the Company in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date of this Agreement.

(k) No Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law, (ii) death, severance or retirement benefits under any Employee Plan or (iii) deferred compensation benefits reflected in the Financial Statements.

(l) The execution and performance of this Agreement and the Ancillary Agreements will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any current or former officer, employee, director or consultant (or dependants of such Persons) or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company.

(m) The Company has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other Person.

(n) No Employee Plan provides benefits to any Person who is not a current employee of the Company or to the dependents or other beneficiaries of any such current employee.

(o) All contributions required to be paid with respect to workers’ compensation arrangements of the Company have been made or accrued as a liability in the Financial Statements.

4.14 Environmental.

(a) There are no underground tanks and related pipes, pumps and other facilities, regardless of their use or purpose, whether active or abandoned, at the Real Property.

(b) To the knowledge of the Shareholders, there is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Real Property. The Company does not sell and has not sold any product that contains asbestos or utilizes or incorporates asbestos-containing materials in any way.

(c) The Company is presently, and has been, in compliance with all Environmental Laws applicable to the Real Property or its business, and there exist no

Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the legitimate basis for any liability of any kind pursuant to any Environmental Law.

(d) The Company has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at or upon the Real Property, except in compliance with all applicable Environmental Laws, and there has been no Release or Threat of Release of any Hazardous Material at or in the vicinity of the Real Property that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law.

(e) The Company has not (i) entered into or been subject to any consent decree, compliance order or administrative order with respect to the Real Property or any facilities or operations on the Real Property; (ii) received notice under the citizen suit provisions of any Environmental Law in connection with the Real Property; (iii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any Environmental Condition at the Real Property; or (iv) been subject to, or to the knowledge of the Shareholders, threatened with, any governmental or citizen enforcement action with respect to the Real Property.

(f) (i) There currently are effective all Permits required under any Environmental Law which are necessary for the Company’s activities and operations at the Real Property and for any past or ongoing alterations or improvements at the Real Property; (ii) any applications for renewal of such Permits have been submitted on a timely basis; and (iii) such Permits can be transferred without changes to their terms or conditions.

(g) The Company has made available to the Buyer copies of all documents, records and information in its possession or control concerning Environmental Conditions, including, without limitation, previously conducted environmental audits and documents regarding any disposal of Hazardous Materials from the Real Property, spill control plans and environmental agency reports and correspondence.

(h) The Company has not committed any act or failed to commit any act in connection with the performance of services relating to the Environment that could give rise to any liability or obligation on the part of the Company under any Law.

(i) No person, including, without limitation, any employee of the Company, has been exposed to any Hazardous Material as a result of the operations of the Company, which exposure could give rise to any liability or obligation on the part of the Company under any Law.

4.15 Contracts. Other than (i) Contracts that involve $10,000 or less and are cancelable by the Company without penalty on thirty (30) days or less notice, (ii) purchase orders for inventory or supplies arising in the Ordinary Course of Business, and (iii) accounts receivable arising in the Ordinary Course of Business, Schedule 4.15 sets forth all of the Contracts to which the Company is a party or by which any of the assets of the Company are bound, including, without limitation, any contract, agreement, lease, instrument, guarantee, bid, order or proposal (a) governing the borrowing of money or the Guarantee or the repayment of Indebtedness or granting of Liens on any property or asset of the Company (including any such Contract under which the Company has incurred any Indebtedness); (b) providing for the employment of any Person; (c) containing covenants limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area or market; (d) for the use of or restricting the use of the Intellectual Property; (e) with any directors, officers, employees, Shareholders of the Company or Affiliates of the Shareholders; (f) providing for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise or equipment (including, without limitation, computer hardware or software or other property or services) in excess of $10,000; (g) granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of the Company; (h) pertaining to the lease of equipment or other personal property, where the aggregate lease payments exceed $10,000; (i) providing for any offset, countertrade or barter arrangement; (j) involving a written distributor, sales representative, broker or advertising arrangement that by its express terms is not terminable by the Company at will or by giving notice of 30 days or less, without liability; (k) establishing a joint venture; (l) involving management services, consulting services, support services or any other similar services including, without limitation, service agreements under which the Company is required to provide services to federal and state governments, and/or commercial customers, insurers, self-insured employees or any governmental or private health plan, managed-care plan or other similar Person; (m) involving the Company’s acquisition of any business enterprise whether via stock or asset purchase or otherwise; (n) pursuant to which, as of the date of this Agreement, the Company provides services or products, including, without limitation, the sub-contracting by the Company to any other Person, or by any other Person to the Company of any services or the manufacturing of any products; or (o) relating to a teaming arrangement. The Company has provided or made available to the Buyer true and complete copies of each such Contract, as amended to date. Each Contract listed on Schedule 4.15 (or required to be listed on Schedule 4.15) is a valid, binding and enforceable obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. With respect to the Contracts listed on Schedule 4.15 (or required to be listed on Schedule 4.15): (a) neither the Company nor to the knowledge of the Shareholders, any other party thereto is in default under or in violation of any Contract, including any requirement that Company employees must be qualified to work within the labor category descriptions mandated in the Contracts; (b) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation; and (c) the Company has not released any of its rights under any Contract. Except as set forth on Schedule 4.15, the Company, using reasonable budgeting and forecasting assumptions, does not forecast losses from the performance of its obligations under any of the Contracts. Except as set forth on Schedule 4.15, the consummation of the transactions contemplated by this Agreement will not allow a prime contractor to any Contract pursuant to which the Company is a subcontractor any additional right to terminate such Contract. The Company is in compliance with GSA contract clause 552.238-75.

4.16 Licenses and Permits. Schedule 4.16 sets forth a true and complete list and description of all material Permits held by the Company or used by it in the conduct of its business. The Company has obtained and currently holds all Permits that are necessary for the conduct of its business as it is currently conducted. The Company is in compliance with the terms of such Permits and there is no pending or, to the knowledge of the Shareholders, threatened termination, expiration or revocation of any of the foregoing, and none of the Permits would be terminated or revoked as a result of the consummation of the transactions contemplated hereby. Except for the Permits set forth on Schedule 4.16, there are no Permits, whether written or oral, necessary or required for the conduct of the business of the Company, as it is currently conducted.

4.17 Intellectual Property.

(a) Company Intellectual Property. Schedule 4.17(a) sets forth each item of Company Intellectual Property, except that: (i) copyrights, trademarks, and service marks that are not the subject of a registration or application therefor are not listed, and (ii) items included in clause (v) of the definition of Intellectual Property above, shall be listed only if they are of a nature that reasonably allows for the listing thereof and are material to the business of the Company.

(b) The Company as Licensor. Schedule 4.17(b) sets forth each item of Company Intellectual Property that the Company licenses as licensor, together with the identity of the licensee and the license agreement, listed by date, with respect to each such item.

(c) The Company as Licensee. Schedule 4.17(c) sets forth each license or other agreement by which the Company has obtained rights under any Intellectual Property, together with the identity of the licensor and the Intellectual Property licensed.

(d) Sufficiency of Company Intellectual Property; No Violation. The Company Intellectual Property includes all Intellectual Property rights necessary or material to the Company to conduct its business in the Ordinary Course of Business (including, but not limited to, all necessary rights to install licensed Intellectual Property on such CPUs, such numbers of CPUs, and CPUs of such models or processing capacity as currently used, and all necessary rights to use, distribute, modify, license, or permit others to use such Intellectual Property). None of the Company’s Intellectual Property is based upon, or is a derivative of, any prior work. The Company does not use any Intellectual Property that is not owned by the Company or licensed under an agreement listed in Schedule 4.17(c). The conduct of the Company’s business operations in the Ordinary Course of Business does not violate, infringe, misappropriate, or misuse any Intellectual Property rights or licenses thereof. All Company Intellectual Property is useable and operational for its intended function, as used by the Company in the Ordinary Course of Business, and in accordance with any specifications or documentation relating to such items.

(e) Access to Company Intellectual Property. Copies of all items of Company Intellectual Property that have been reduced to writing or other tangible form have been either made or will be made available or delivered to the Buyer (including true and complete copies of all related licenses and amendments and modifications thereto). The Company has not commissioned or received any reports, studies, or opinions analyzing any of the Company’s rights pursuant to any Company Intellectual Property.

(f) Status of Licenses; No Violation. To the extent the Company uses any Company Intellectual Property under a license in the Ordinary Course of Business, including that listed in Schedule 4.17(c), the Company is not in material default of any such license, and no notice of a default of such license has been sent or received by the Company or the Shareholders that remains uncured, and the execution, delivery, or performance of the Company’s obligations under this Agreement and the Ancillary Agreements will not result in any such default. Each such license agreement is a legal, valid, and binding obligation of the Company and, to the knowledge of the Shareholders, the relevant other parties thereto. Each such license agreement is enforceable in accordance with the terms thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally, and the transactions contemplated by this Agreement will not breach the terms thereof.

(g) Ownership of Company Intellectual Property. Except as set forth on Schedule 4.17(g), the Company is the sole and exclusive owner of the Company Intellectual Property or has licensed rights under the licenses set forth in Schedule 4.17(c) with respect to the Company Intellectual Property, and such ownership and licenses are free and clear of any Liens, without obligation to pay any royalty or any other fees with respect to the ownership or license thereof.

(h) Claims Received by the Company. There are no claims concerning the Company’s Intellectual Property, and neither the Company nor the Shareholders have received notice of any claim, nor have knowledge a threat of any claim, concerning the Company Intellectual Property, except for the settled claim by Partminer. There are no third party claims pending, or to the knowledge of the Shareholders, asserted, that: (i) challenge the right of the Company to use, distribute, modify, license, or permit others to use any Company Intellectual Property or allege any violation, infringement, misuse, or misappropriation by the Company or indicate that the failure to take a license would result in any such claim, or (ii) challenge the ownership rights of the Company in any Company Intellectual Property or assert any opposition, interference, invalidity, termination, abandonment, unenforceability, or other infirmity of any Company Intellectual Property.

(i) Claims Made by the Company. The Company has made no claim, and there are no events or circumstances that could give rise to or serve as a legitimate basis for a claim, of a violation, infringement, misuse or misappropriation by any third party (including any employee or former employee of the Company) of its rights to, or in connection with, any Company Intellectual Property. The Company has entered into no agreement to indemnify any other Person against any charge of infringement of any Company Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements referred to in Schedule 4.17(b) arising in the Ordinary Course of Business.

(j) No Consultants or Contractors as Developers. The Company has not used the services of any consultants or contractors in connection with the creation or development of any Company Intellectual Property. All persons who assisted in the Company’s creation or development of any Company Intellectual Property were employees of the Company at the time of such creation or development, and their work product constitutes a “work for hire”.

Each employee who developed or assisted in the creation or development of the MTI Internal Tools or AVCOM or OASIS software products has entered into an agreement assigning rights to the creation or development to the Company, and such agreement has adequate confidentiality provisions. No employee who entered into such agreements with the Company excluded as part of that agreement any inventions, improvements, or works of authorship from the property of the Company or declared that such items are not “works made for hire”.

(k) Confidentiality Agreements. Except as set forth in Schedule 4.17(k), the Company has entered into confidentiality agreements with all current employees of the Company, all former employees of the Company now employed by TPP, and all employees who participated in the Company’s development of any Company Intellectual Property whose employment was terminated in the twelve (12) months preceding the Closing Date. The agreements include provisions that protect and preserve the confidentiality of all the Company’s trade secrets and other proprietary and confidential information, including know-how, source codes, databases, data collections, customer lists, schematics, ideas, algorithms, and processes, and the Company has not authorized or permitted any former employee to disclose, use, copy, publish, summarize or remove from the Company’s premises any Company Intellectual Property. All disclosure of such information to, and use by, any third party (other than (i) to competent regulators, accountants and counsel, in each instance acting in their professional capacities, or (ii) pursuant to an applicable Order) has been pursuant to the terms of a written confidentiality agreement between such third party and the Company. The Company has neither breached any agreements of non-disclosure or confidentiality nor is it currently alleged or claimed to have done so. The Company has taken reasonable precautions and steps to protect the secrecy, confidentiality, and value of all of its trade secrets, including, but not limited to, the AVCOM software and MTI Internal Tools. The AVCOM software and MTI Internal Tools constitute trade secrets under Florida law.

(l) Government Compliance. With respect to the Company Intellectual Property, the Company is not in default of any government contracts or regulations, including, but not limited to, any Federal Acquisition Regulations (FARS) or Defense Federal Acquisition Regulations (DARS) that may apply thereto. The MTI Internal Tools have been developed solely at the Company’s expense, with no costs being allocated to any Contract with any Governmental Authority. Except with respect to the licenses set forth on Schedule 4.17(b) and Schedule 4.17(c), no Governmental Authority, nor any other Person has rights of ownership or license to, or may claim rights of ownership or license to the Company Intellectual Property.

4.18 Insurance. Schedule 4.18 sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all policies of, and binders evidencing, life, fire, workmen’s compensation, product liability, errors and omissions, general liability and other forms of insurance, including, without limitation, title insurance, owned or maintained by the Company. Such policies are in full force and effect, and the Company is not in default under any of them. No notice of cancellation or termination or nonrenewal has been received with respect to any such policy. During the last three years, the Company has not been refused any insurance with respect to its business or its assets, nor has coverage been limited by any insurance carrier to which the Company has applied for insurance or with which the Company has carried insurance. No event relating to the Company has occurred that could reasonably be expected to result in a material upward adjustment in premiums under any of the insurance policies set forth on Schedule 4.18. The insurance maintained by the Company is sufficient to comply with all applicable Laws and Contracts to which the Company is a party. To the knowledge of the Shareholders, no insurance carrier providing insurance to the Company is in receivership, conservatorship, liquidation or similar proceedings, and no such proceeding with respect to any such carrier is imminent.

4.19 Financial Statements.

(a) Schedule 4.19 sets forth true and complete copies of (i) the audited balance sheet of the Company as of December 31, 2003, and the related audited statements of income, shareholders’ equity and cash flows for the fiscal years then ended, together with the notes thereto, and the other financial information included therewith (collectively, the “Audited Financial Statements”), and (ii) the unaudited balance sheet of the Company as of October 31, 2004, and the related unaudited statement of income for the ten-month period then ended (the “Interim Financial Statements”) (the Audited Financial Statements and the Interim Financial Statements being collectively referred to as the “Financial Statements”).

(b) The Audited Financial Statements present fairly, in all material respects, the financial position, results of operations, shareholder’s equity and cash flows of the Company at the dates and for the time periods indicated and have been prepared in accordance with GAAP, consistently applied, except as set forth on Schedule 4.19(b). The Interim Financial Statements present fairly, in all material respects, the financial position and results of operations of the Company at the date and for the period indicated and have been prepared in accordance with GAAP, consistently applied, except the Interim Financial Statements do not include any of the footnotes required by GAAP, are condensed, and are subject to year-end adjustments consistent with GAAP. The Financial Statements and the Interim Financial Statements were derived from the books and records of the Company.

(c) The Company’s books and records for each and every Contract with a Governmental Agency are maintained in compliance with the requirements and standards of the Defense Contract Auditing Agency, GSA pricing schedules, and all other applicable governmental or agency Laws, rules and requirements. Except as set forth on Schedule 4.19(c), the Company has: (i) no significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data; (ii) no material weaknesses in such internal controls; (iii) no significant changes in the Company’s internal controls or in other factors that could affect internal controls during or subsequent to any of the periods covered by the Financial Statements, including any corrective actions taken with regard to significant deficiencies and material weaknesses; and (iv) no fraud, whether or not material, and involving management or other employees who have a significant role in the Company’s controls and procedures.

4.20 Undisclosed Liabilities. The Company does not have any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) that are of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP and arise out of transactions or events entered into prior to the date of this Agreement, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the date of this Agreement, except (i) liabilities reflected, reserved against, or otherwise disclosed on the Financial Statements or the notes thereto, (ii) liabilities that have arisen after the date of the Financial Statements in the Ordinary Course of Business; or (iii) as otherwise set forth on Schedule 4.20 or any other schedule hereto.

4.21 Accounts Receivable. Except as listed on Schedule 4.21, all accounts and notes receivable of the Company reflected on the Financial Statements represent sales actually made or services actually performed in the Ordinary Course of Business or valid claims for which all required performance has been rendered by the Company. Except as listed on Schedule 4.21, or paid prior to the Closing Date, all of the accounts and notes receivable of the Company are, in the aggregate, collectible in full, net of the reserves and retainages therefor, in the Ordinary Course of Business within twelve (12) months following the Closing Date. No counter claims, defenses or offsetting claims with respect to the accounts or notes receivable of the Company are pending or threatened. Except as listed on Schedule 4.21, all of the accounts and notes receivable of the Company relate solely to sales of goods or services to customers of the Company, none of whom is a Shareholder or Affiliate of the Company or the Shareholders.

4.22 Bank Accounts. Schedule 4.22 sets forth a true and complete list of the name and address of (a) each bank with which the Company has an account or safe deposit box and the name of each Person authorized to draw thereon or have access thereto and (b) the name of each Person holding a power of attorney on behalf of the Company.

4.23 Indebtedness. Schedule 4.23 sets forth a true and complete list of the individual components (indicating the amount and the Person to whom such Indebtedness is owed) of all of the Indebtedness outstanding with respect to the Company as of the dates indicated in such Schedule.

4.24 Taxes.

(a) All Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company, to the extent required to be filed on or before the date of this Agreement, have been filed when due in accordance with all applicable Laws.

(b) All Returns with respect to Pre-Closing Tax Periods correctly reflect in all material respects the income, business, assets, operations, activities and status of the Company. Currently, the Company is not a beneficiary of any extension of time within which to file any Return.

(c) Except as set forth on Schedule 4.24(c), no Return of the Company with respect to any Pre-Closing Tax Period has ever been audited by any Taxing Authority.

(d) The Company does not have any Tax liabilities (whether due or to become due) with respect to the income, property and operations of the Company that relate to any Pre-Closing Tax Period, except for income Tax liabilities and Tax liabilities that are reflected in the Financial Statements or have arisen after the date of the Financial Statements in the Ordinary Course of Business.

(e) The Company is not, and has not been, a party to any contract under which any Person may receive payments characterized as “excess parachute payments” within the meaning of Section 280G of the Code.

(f) All Taxes owed by the Company (whether or not shown as due and payable on any Return) have been or will be timely paid or withheld and remitted to the appropriate Taxing Authority.

(g) Neither the Company nor any member of any affiliated, consolidated, combined or unitary group of which the Company is or has been a member has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired.

(h) There is no action, suit or proceeding now pending, or any claim, audit or investigation now pending, and to the knowledge of the Shareholders, no action, suit, claim, audit or investigation is threatened, against or with respect to the Company concerning any Tax.

(i) There are no Liens for Taxes upon the assets or properties of the Company, except for Permitted Liens.

(j) The Company has not been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Company was the parent.

(k) Schedule 4.24(k) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable by the Company.

(l) Neither the Company nor the Shareholders has received written notice of any claim by a Governmental Authority in a jurisdiction where the Company does not file Returns that it is or may be subject to taxation by that Governmental Authority.

(m) The Company has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(n) The Company has taken no position on any federal income Tax Return that would require disclosure under Section 6662 of the Code.

(o) Neither the Company nor any Person on behalf of the Company has entered into any agreement or consent pursuant to Section 341(f) of the Code.

(p) The Company will not be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Laws of any jurisdiction) as a result of change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of the Company for any Pre-Closing Tax Period.

(q) The Company is not a party to any Tax allocation or sharing agreement.

(r) The Company has had in effect, since its inception, a valid election under Section 1362 of the Code, or its equivalent, and similar provisions of the applicable state laws (where required or allowed) to be taxed as an “S” Corporation for all tax years and is eligible to make an election under Section 338(h)(10) of the Code.

(s) Neither Shareholder is a “foreign person” as defined in Section 1445(f)(3) of the Code. The Company has no permanent establishment in any foreign country, as defined in the applicable tax treaty, if any, between the United States and such foreign country. The Company is not, and never has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and Buyer is not required to withhold tax on the purchase of the Shares by reason of Section 1445 or any other provisions of the Code. The Company has not participated in an international boycott within the meaning of Section 999 of the Code. None of the assets or properties of the Company (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, or (iii) is required to be treated as property owned by another under the provisions of former Section 168(f)(8) of the Code. The Company has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code. The adjusted tax basis of the Company’s assets is as set forth in the Company’s financial and tax records.

(t) For tax and book purposes the Company reports on an accrual basis.

4.25 Customers, Suppliers and Subcontractors.

(a) Schedule 4.25(a) sets forth all customers of the Company that accounted for 2% or more of the revenues of the Company for each of the years ended December 31, 2003, and December 31, 2004 (“Material Customers”). Except as set forth on Schedule 4.25(a), (i) all Material Customers continue to be customers of the Company and none of such Material Customers has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2003, and the Shareholders do not have knowledge that any such reduction will occur; (ii) no Material Customer has terminated its relationship with the Company or, to the knowledge of the Shareholders, has threatened to do so; (iii) the Company is not involved in any claim, dispute or controversy with any Material Customer; and (iv) the Company is not involved in any claim, dispute or controversy with any of its other customers that, individually or in the aggregate could reasonably be anticipated to have an adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company.

(b) Schedule 4.25(b) sets forth the 20 largest suppliers of the Company in its engineering and services line of business, and the 20 largest supplies of the Company in its manufacturing line of business for each of the years ended December 31, 2003, and December 31, 2004 (“Material Suppliers”). Except as set forth on Schedule 4.25(b), (i) all Material Suppliers continue to be suppliers of the Company and none of such Material Suppliers has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2003, and the Shareholders do not have any knowledge that such reduction will occur; (ii) no Material Supplier has terminated its relationship with the Company or, to the knowledge of the Shareholders, has threatened to do so; (iii) the Company is not involved in any claim, dispute or controversy with any Material Supplier; and (iv) the Company is not involved in any claim, dispute or controversy with any of its other suppliers that, individually or in the aggregate, could reasonably be anticipated to have an adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company. No supplier to the Company represents a sole source of supply for goods and services used in the conduct of the Company’s business.

(c) Schedule 4.25(c) sets forth all of the subcontractors engaged by the Company for each of the years ended December 31, 2003, and December 31, 2004. Except as set forth on Schedule 4.25(c), (i) all subcontractors continue to be available to the Company to be engaged as subcontractors, and none of such subcontractors has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2003, and the Shareholders do not have any knowledge that such reduction will occur; (ii) no subcontractor has terminated its relationship with the Company or, to the knowledge of the Shareholders, has threatened to do so; and (iii) the Company is not involved in any claim, dispute or controversy with any of its subcontractors that, individually or in the aggregate, could reasonably be anticipated to have an adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company. Except as listed on Schedule 4.25(c), no subcontractor of the Company represents a sole source of supply for work and services used in the conduct of the Company’s business.

4.26 Disclosure. Neither the Shareholders nor the Company has withheld from the Buyer any material facts relating to the assets, properties, liabilities, business operations, financial condition, results of operations or prospects of the Company’ business. Neither this Agreement (including the Exhibits and Schedules hereto) or the Ancillary Agreements nor any other agreement, document, certificate or written statement furnished to the Buyer by or on behalf of the Company in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereunder or thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

4.27 Related Party Transactions. Except as set forth on Schedule 4.27, none of the Company, the Shareholders or any of their respective Affiliates, nor any current or former director, officer or employee of the Company, (a) has or has had, any direct or indirect interest (i) in, or is or during the last three fiscal years was, a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company or (ii) in any property, asset or right that is owned or used by the Company in the conduct of its business in the Ordinary Course of Business or (b) is, or has been, a party to any agreement or transaction with the Company. Except as set forth on Schedule 4.27, there is no outstanding Indebtedness of any current or former director, officer, employee or consultant of the Company or the Shareholders or any of their Affiliates to the Company.

4.28 Brokers. Other than Houlihan Lokey Howard & Zurkin, no Person has acted directly or indirectly as a broker, finder or financial advisor for the Company or the Shareholders in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Company or the Shareholders.

4.29 Inventory. All inventory reflected on the Financial Statements is of a quantity and quality which is usable and salable, is now, and on the Closing Date, will be, located on the business premises of the Company, and has been acquired by the Company only in bona fide transactions. The inventory is not valued in excess of the lower of cost or market value. The Company has now and on the Closing Date will have valid, legal title to all inventory free and clear of all Liens, and no customer of the Company is entitled to any return of, or allowance with respect to, any sale of any inventory by the Company to such customer on or before the Closing Date.

4.30 Cost and Earnings in Excess of Billings. All “cost and earnings in excess of billings” as reflected on the Financial Statements represent sales actually made or services actually performed or valid claims for which all required performance has been rendered by the Company, and will not be disallowed by the customer when actually billed. All such items are fairly valued on the Financial Statements, and will be collectible in full, and there exists no counterclaims, defenses, or offsetting claims with respect to such amounts.

4.31 Warranty Obligations. The Company has not sold or supplied any goods or inventory which were, are, or to the knowledge of the Shareholder, are likely to become, faulty or defective or which do not comply in all respects with all warranties expressly or impliedly made by the Company. All goods or inventory manufactured, sold, or delivered by the Company are in conformity with all contractual commitments, and there is no claim, liability, or obligation for replacement or repair thereof, or for any damages or losses in connection therewith, which in the aggregate, exceeds $50,000. The Company does not have any liability or obligation arising out of any injury to individuals or property as a result of the ownership, possession, or use of any goods or inventory that were manufactured, sold, or delivered by the Company. This representation shall be limited to products produced prior to Closing and claims and expenses that exceed $50,000 per year.

ARTICLE V : REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Shareholders as follows:

5.1 Existence and Good Standing. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio.

5.2 Power. Buyer has the corporate power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements to which it is a party.

5.3 Validity and Enforceability. Buyer has the capacity and requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. The execution, delivery, and performance by Buyer of this Agreement and the Ancillary Agreements, and Buyer’s consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, shall be duly authorized by all requisite corporate action of Buyer. This Agreement and each of the Ancillary Agreements to which the Buyer is a party shall be duly executed and delivered by the Buyer, and, assuming due authorization, execution and delivery by the Shareholders and the other parties to such agreements, represent the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. No further corporate or authorizing actions on the part of the Buyer is or will be required to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

5.4 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Buyer of its obligations hereunder or thereunder will violate, conflict with, or give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated by this Agreement pursuant to, the Buyer’s Articles of Incorporation, the Code of Regulations, any Law or Order, any resolution adopted by the board of directors or shareholders of the Buyer, or any material Contract.

5.5 Consents. No consent, approval or authorization of any third party or Governmental Authority is required in connection with the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements, as applicable, or the consummation of the transactions contemplated hereby or thereby.

5.6 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Buyer in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Buyer.

5.7 Investment Intent. The Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933.

5.8 Disclosure. The Buyer confirms that the Company and the Shareholders have made available to Buyer and its representatives and agents the opportunity to ask questions of the officers and management employees of the Company and to acquire such additional information about the business and financial condition of the Company as the Buyer has requested.

5.9 Certain Proceedings. There is no pending proceeding that has been commenced against Buyer and challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the Ancillary Agreements, and to the knowledge of Buyer, no such proceeding has been threatened.

5.10 No Other Representations. The Buyer acknowledges that, except for the representations and warranties of the Shareholders contained in Article IV of this Agreement (including the Schedules hereto) and any Ancillary Documents, (a) the Shareholders do not make any representations or warranties, express or implied, and (b) the Shareholders do not make any representations and warranties with respect to any projections, predictions, forecasts, estimates or budgets (including the reasonableness of the assumptions underlying such projections, predictions, forecasts, estimates or budgets) made available to the Buyer or its legal counsel, accountants or advisors by any means or media (including, without limitation, in connection with management presentations or any information memoranda).

ARTICLE VI : TAX MATTERS

6.1 Returns. The Shareholders shall prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company that are due with respect to any Pre-Closing Tax Period. The Shareholders shall have authority to determine the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company will be reported or disclosed in such Returns; provided, however, that such Returns will be prepared by treating items on such Returns in a manner consistent with past practice with respect to such items, unless otherwise required by Law. The Shareholders shall provide, or cause to be provided, to the Buyer drafts of all Returns required to be prepared and filed by the Company with respect to any Pre-Closing Tax Period under this Section 6.1 at least thirty (30) days prior to the due date for the filing of such Returns (including any extensions). At least ten (10) days prior to the due date for the filing of such Returns (including any extensions), the Buyer will notify the Shareholders of any objection (specifying in reasonable detail the nature and basis of such objection) the Buyer may have to any items set forth on such draft Returns (a “Dispute Notice”). The Buyer and the Shareholders shall consult and resolve in good faith any such objection. The Shareholders shall not file, or cause to be filed, any Return without the prior written consent of the Buyer, which consent will not be unreasonably withheld or delayed; provided, however, that no such consent will be required if the Buyer shall not have timely delivered a Dispute Notice or the objections contained in such Dispute Notice have been finally resolved.

6.2 Apportionment of Taxes. All Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to a taxable year or other taxable period beginning before and ending after the Closing Date will be apportioned between the Pre-Closing

Tax Period and the Post-Closing Tax Period as follows: (a) in the case of Taxes other than income Taxes and sales and use Taxes, on a per diem basis, and (b) in the case of income Taxes and sales and use Taxes, as determined from the books and records of the Company, between Pre-Closing and Post-Closing Tax Periods as though the taxable year of the Company terminated at the close of business on the Closing Date and the Company had determined its Taxes on the accrual basis. The Shareholders will be jointly and severally liable for the payment of all Taxes of the Company that are attributable to any Pre-Closing Tax Period whether shown on any original Returns or amended Returns for the period referred to in such Returns, including without limitation all Taxes attributable to the Section 338(h)(10) election to be made in connection herewith. The Buyer will be liable for the payment of all Taxes that are attributable to any Post-Closing Tax Period. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on the Buyer or the Company in connection with this Agreement and the Ancillary Agreements will be borne by the Shareholders, and the Buyer will cause to be filed all necessary Returns and other documentation with respect to all such Taxes and fees.

6.3 Cooperation; Audits. In connection with the preparation of Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company for all Pre-Closing Tax Periods, the Buyer and the Company, on the one hand, and the Shareholders, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Tax Authorities as to the imposition of Taxes.

6.4 Controversies. The Buyer shall notify the Shareholders in writing upon receipt by the Buyer or any Affiliate of the Buyer (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period for which the Shareholders may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). The Shareholders will have the exclusive authority to represent the interests of the Company with respect to any Tax Matter before the IRS or any other Tax Authority and will have the sole right to extend or waive the statute of limitations with respect to a Tax Matter and to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Returns and settling audits; provided, however, that the Shareholders will not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of the Buyer, the Company or any Affiliate of the foregoing for any Post-Closing Tax Period, including the portion of a period beginning before the Closing Date and ending after the Closing Date, without the prior written consent of the Buyer. The Shareholders shall keep the Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Shareholders shall, in good faith, allow the Buyer to consult with them regarding the conduct of or positions taken in any such proceeding.

6.5 Amended Returns. The Shareholders may not file or cause or permit to be filed any amended Returns that affect or may affect the Tax liability of the Buyer, the Company, or any Affiliate of the foregoing for any Post-Closing Tax Period, including the portion of a period beginning before the Closing Date and ending after the Closing Date, without the prior written consent of the Buyer. The Buyer shall not file or cause to be filed any amended Returns covering any period or adjusting any Taxes for a period that includes any period prior to the Closing Date without the prior written consent of the Shareholders. The Shareholders shall cooperate with the Company and the Buyer in obtaining Tax refunds, including through the filing of amended Returns or refund claims. The Buyer shall pay or cause to be paid to the Shareholders any Tax refunds received by the Buyer attributable to any Pre-Closing Tax Period.

6.6 Allocation of Purchase Price. The Buyer and the Shareholders agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) as shown on Schedule 6.6 in a manner consistent with Sections 338(h)(10) and 1060 of the Code and the Treasury Regulations thereunder, which Schedule will be prepared initially based on the unadjusted Purchase Price and shall be adjusted in order to take into account any adjustments, if any, as provided for in Section 2.2 hereof. Each of the Shareholders, the Buyer and any of their respective Affiliates will adhere to, and be bound by, the allocation reflected in Schedule 6.6 for foreign, U.S. federal, state or local income tax purposes. None of the Shareholders, the Buyer or any of their respective Affiliates will take any position contrary to the allocation reflected in Schedule 6.6 unless required to do so by applicable Tax Laws.

6.7 Section 338(h)(10) Election.

(a) Buyer and Shareholders agree, with respect to the acquisition of the Shares pursuant to this Agreement, to prepare and file the election provided by Section 338(h)(10) of the Code and any comparable election under state, county, or local law (collectively and separately the “Election”). Each party shall provide to the other all information necessary to permit the making of the Election. Buyer and Shareholders shall, no later than thirty (30) days prior to the last date for filing a timely Election, execute and file Internal Revenue Service Form 8023 and all other forms, returns, elections, schedules, and documents as may be required to effect and preserve a timely Election.

(b) In connection with the Election and no later than thirty (30) days prior to the last date for filing a timely Election, Buyer shall in good faith (i) determine the amount of the “adjusted grossed-up basis” of the Company’s assets (within the meaning of Treasury Regulations adopted under Section 338(h)(10) and pursuant to Section 6.6, and (ii) allocate the adjusted grossed-up basis among the Company’s assets in accordance with the allocation of the Purchase Price provided for in Section 6.6 (the “Allocation”). The Shareholders and Buyer will not take any position inconsistent with the Election, the Allocation, or the amount of the adjusted grossed-up basis in any tax return or otherwise; provided, however, that Shareholders shall be entitled to take into account their Transaction Expenses when calculating such gain or loss. Buyer shall allocate the adjusted grossed-up basis among the Company’s assets in a manner consistent with the Allocation and will not take any position inconsistent with the Election, the Allocation or the amount of the adjusted grossed-up basis in any tax return or otherwise; provided, however, that the Buyer shall be entitled to add its Transaction Expenses to the adjusted grossed-up basis for purposes of allocating such adjusted grossed-up basis among the Company’s assets.

ARTICLE VII : REMEDIES

7.1 General Indemnification Obligation. Subject to the limitations set forth in Section 7.3 of this Agreement, the Shareholders shall jointly and severally indemnify and hold harmless the Company, the Buyer, and its officers, directors, employees, and agents and the Company’s and the Buyer’s Affiliates from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, taxes, costs, fees, expenses (including, without limitation, reasonable attorneys’ fees) and disbursements (collectively “Losses”) actually sustained by any of such Persons based upon, arising out of or otherwise concerning (a) any inaccuracies in or any breach of any representation, warranty, covenant or agreement of the Shareholders contained in this Agreement (including any Schedule or Exhibit attached hereto) or any Ancillary Agreement to which either Shareholder is a party; (b) any Indebtedness; (c) any Transaction Expenses incurred by the Company prior to the Closing Date that have not been fully paid prior to the Closing, (d) any Taxes of the Company that are attributable to any Pre-Closing Tax Period and are not fully paid when due and payable, or (e) any Losses arising from any refunds or disallowed costs attributable to any period prior to Closing, including, but not limited to, resulting from any violation of or noncompliance with Defense Contract Auditing Agency requirements and standards, and GSA pricing requirements and standards. The Buyer shall indemnify and hold harmless the Shareholders and their agents and Affiliates from and against any and all Losses actually sustained by the Shareholders based upon, arising out of or otherwise concerning (i) any inaccuracies in or any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement (including any Schedule or Exhibit attached hereto) or any Ancillary Agreement to which the Buyer is a party, (ii) any Transaction Expenses incurred by the Buyer prior to the Closing Date that have not been fully paid prior to the Closing, (iii) any Taxes of the Company that are attributable to any Post-Closing Tax Period and are not fully paid when due and payable, or (iv) the operation of the Company after the Closing Date.

7.2 Notice and Opportunity to Defend.

(a) Notice of Asserted Liability. As soon as is reasonably practicable after the Shareholders, on the one hand, or the Buyer, on the other hand, becomes aware of any claim that such party has under Section 7.1 that may result in a Loss (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the other party or parties (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 7.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party. After the Indemnifying Party receives a Claims Notice, the Indemnifying Party may make such investigation of the Liability Claim as it shall deem necessary or desirable, and the Indemnified Party agrees to make available to the Indemnifying Party and its representatives the information relied upon by the Indemnified Party to substantiate the Liability Claim.

(b) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 30 days after receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article VII, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the (i) Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; and (ii) the Liability Claim seeks (and continues to seek) monetary damages (the conditions set forth in clauses (i) and (ii) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 7.2(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party assumes the defense of a Liability Claim as provided in this Section 7.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Liability Claim; provided, however, that if (i) either of the Litigation Conditions ceases to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, then the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Liability Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim that (i) does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability concerning such Liability Claim or (ii) grants any injunctive or equitable relief. The Indemnified Party has the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party within ten (10) business days after receiving notice thereof.

7.3 Survivability; Limitations.

(a) The representations and warranties of the Shareholders and the Buyer contained in this Agreement or in any Ancillary Agreement will survive for a period ending eighteen (18) months after the Closing Date (the “Expiration Date”); provided, however, that (i) there will be no Expiration Date for any Liability Claim: (A) for which common law fraud is established; or (B) in connection with, or a breach of, or inaccuracy in, the representations and warranties set forth in: (1) Section 4.4 (Capitalization), and (2) the first two sentences of Section 4.7(a) (Title to Shares); (the representations and warranties identified in clauses (B)(1) and (B)(2) above shall be the “Excluded Representations”); (ii) the Expiration Date will be the expiration of the applicable statute of limitations for any Liability Claim relating to a breach of, or inaccuracy in, the representations and warranties set forth in (A) Section 4.13 (Employee Benefit Plans), (B) Section 4.14 (Environmental), (C) the first sentence of Section 4.19(c) (DCAA audits), and (D) Section 4.24 (Taxes); and (iii) any Liability Claim that is pending on any Expiration Date, and for which a Claims Notice has been given in accordance with Section 7.2 on or before such Expiration Date, may continue to be asserted and indemnified against until finally resolved. No claim for indemnification may be made pursuant to this

Section 7.1 following the applicable Expiration Date. All of the covenants and agreements of the Shareholders and the Buyer contained in this Agreement will survive after the Closing Date until the expiration of any applicable statute of limitations.

(b) Notwithstanding anything to the contrary contained in this Article VII, the Shareholders shall not have any liability as a result of any breach of or inaccuracy in any representation or warranty referred to in this Agreement (other than the Excluded Representations), until the aggregate amount of all such Losses sustained by the Buyer exceeds Three Hundred Twenty-Five Thousand Dollars ($325,000), in which case the Shareholders shall be jointly and severally liable for all such Losses from the first dollar of loss without regard to such amount. Losses with respect to Excluded Representations will be subject to indemnification from the first dollar of loss.

(c) The maximum aggregate indemnification obligations of the Shareholders to the Buyer pursuant to Section 7.1 (excluding Liability Claims for which common law fraud is established and for the Excluded Representations) will not exceed Fifteen Million Dollars ($15,000,000), provided, however, that the maximum aggregate indemnification obligations of the Shareholders to the Buyer pursuant to Section 7.1 for Liability Claims for which common law fraud is established will not exceed Seventy-Five Million Dollars ($75,000,000).

7.4 Specific Performance. Each party’s obligation under this Agreement is unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies under this Article VII, may sue in equity for specific performance of such covenant, and each party expressly waives the defense that a remedy in damages will be adequate.

7.5 Setoff. An Indemnified Party will be entitled to recover any indemnification payment due from the Indemnifying Party to such Indemnified Party under this Section 7 by setting off and retaining any amounts due or to become due from the Indemnified Party to the Indemnifying Party.

7.6 Subrogation. Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment related. Each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

7.7 Exclusive Remedies. The remedies provided for in this Article VII shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach of, or inaccuracy in, any representation, warranty or covenant contained in this Agreement.

7.8 No Double Recovery; Use of Insurance. Notwithstanding anything in this Agreement to the contrary, no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Indemnified Party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement, the Exhibits or Schedules attached hereto, or any other document executed in connection with this Agreement or the Ancillary Agreements. Furthermore, if any losses, liabilities or damages related to a claim by the Buyer are covered by insurance, the Buyer shall use commercially reasonable efforts to seek recovery under such insurance, and shall refund amounts received from the Shareholders with respect to such damages to the extent the Buyer recovers the insurance payment specified in the policy. The Buyer agrees to maintain the insurance coverage listed in Schedule 7.8 for a period of eighteen (18) months following the Closing Date.

7.9 Treatment of Indemnity Payments Between the Parties. Unless otherwise required by applicable Law, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization.

7.10 Mitigation. The Buyer and the Shareholders shall use reasonable efforts to mitigate any loss, liability or damage which forms the basis of a Liability Claim.

ARTICLE VIII : MISCELLANEOUS

8.1 Further Assurances. From and after the date of this Agreement, at the request of the Buyer, the Shareholders shall execute and deliver or cause to be executed and delivered to the Buyer or the Company such deeds, bills of sale, assignments or other instruments to the Buyer or the Company, in addition to those required by this Agreement, as the Buyer or the Company may reasonably request, in order to implement the transactions contemplated by this Agreement and the Ancillary Agreements.

8.2 Press Release and Announcements. Subject to applicable Law and exchange rules, neither the Shareholders, the Company, nor the Buyer shall issue any press release or other public announcement relating to the subject matter of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby unless such press release or public announcement is mutually agreed to by the Shareholders and the Buyer.

8.3 Expenses. Each of the parties shall bear its respective Transaction Expenses.

8.4 No Assignment. The rights and obligations of the parties under this Agreement may not be assigned without the prior written consent of the other party. Notwithstanding the previous sentence, the Buyer may, without the consent of the Shareholders, assign its rights under this Agreement to any of its Affiliates, so long as Buyer remains liable for any obligations under this Agreement of such assignee.

8.5 Headings. The headings contained in this Agreement are included for purposes of convenience only and do not affect the meaning or interpretation of this Agreement.

8.6 Integration, Modification and Waiver. This Agreement, together with the exhibits, schedules and certificates or other instruments delivered under this Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings of the parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Buyer and the Shareholders. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

8.7 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the parties and no presumption or burden of proof must arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa. The word “knowledge” shall mean the actual knowledge of the Shareholders.

8.8 Severability. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

8.9 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number specified below:

If to Company:

Manufacturing Technology Inc.

70 Ready Avenue, N.W.

Fort Walton Beach Florida 32548

Attention: Duane Brummett

Facsimile No.: 850-664-6007

If to the Shareholders:

Mr. Paul Hsu

____________________

____________________

with a copy (which

shall not constitute notice) to:

Holland & Knight LLP

Suite 2000, One Atlantic Center

1201 West Peachtree Street, N.E.

Atlanta, Georgia 30309-3400

Attention: William H. Venema

Facsimile No.: 404-881-0470

If to the Buyer:

MTC Technologies, Inc.

4032 Linden Avenue

Dayton, Ohio 45432

Attention: Mr. Michael Gearhardt

Facsimile No.: (937) 252-1690

with copies to:

Coolidge, Wall, Womsley & Lombard

33 West First Street

Suite 600

Dayton, OH 45402

Attention: Jonas J. Gruenberg

Facsimile No.: (937) 223-6705

Any party may change its address or facsimile number for the purposes of this Section 8.9 by giving notice as provided in this Agreement.

8.10 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Ohio without regard to principles of conflicts of law.

8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.12 Confidentiality. Between the date of this Agreement and the Closing Date, the Buyer and the Shareholders will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of the Buyer and the Company and the Shareholders to maintain in confidence, and not use to the detriment of another party or of the Company, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the transactions contemplated by this Agreements, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by legal proceedings. If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

8.13 No Third Party Beneficiaries. No Person is intended to be a third-party beneficiary of any provision of this Agreement.

8.14 Arbitration. Except for disputes addressed pursuant to the provisions of Section 2.2 of this Agreement, if any dispute, controversy, or claim (a “Dispute”) arises between the parties, concerning or related to any matters set forth in this Agreement, including the applicability or enforceability of this Section 8.14, then any one of the parties may initiate proceedings to submit such Dispute to binding arbitration, and both of the parties agree to be bound by the decision reached pursuant to the arbitration procedures set forth in this Section 8.14. The procedures for such arbitration are as follows:

(a) Such proceedings are initiated when a party serves a written notice of arbitration on the other party, which notice shall include the name of the arbitrator appointed by the party sending such notice (the “Initiating Party”). Within thirty (30) days after the date that such notice is given, the party to whom such notice is given (the “Receiving Party”) shall either agree with the arbitrator appointed by the Initiating Party, or shall similarly appoint an arbitrator by giving like written notice to the Initiating Party.

(b) If the Receiving Party either agrees with the arbitrator appointed by the Initiating Party, or fails to make such appointment within such period, then the arbitrator appointed by the Initiating Party shall be empowered to act as the sole arbitrator and to render a binding decision concerning the Dispute. Alternatively, if the parties duly appoint two arbitrators pursuant to Section 8.14(a) of this Agreement, then the two arbitrators so appointed shall, within ten (10) days after the appointment of the latter of them to be appointed, select a third arbitrator, and said three arbitrators shall comprise the arbitration panel hereunder. If said arbitrators are unable, within said ten (10) days, to agree on the selection of said third arbitrator, either one of them may request that the American Arbitration Association select a third arbitrator, and the selection of such third arbitrator by such Association shall be binding on the parties.

(c) The arbitrators selected in accordance with the procedure set forth above shall set a time for the hearing of the Dispute that shall be within sixty (60) days following the date the Initiating Party gave notice of arbitration. The final decision of the arbitrators shall be determined by a majority vote, and shall be rendered in writing to the parties not later than sixty (60) days after the last hearing date.

(d) The place of any arbitration shall be Fort Walton Beach, Florida, or at such other place as may be agreed to by the parties.

(e) The existence of the arbitration proceedings, the evidence presented in any such proceedings, and the decision of the arbitrators shall be deemed to be confidential information, which the parties shall keep confidential and refrain from disclosing unless required by law to do so.

(f) Except as explicitly provided in this Section 8.14, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then prevailing, and the decision of the arbitrators shall be final and binding on the parties, and shall be enforceable in the courts of the United States.

(g) The arbitrators shall have no authority to decide any Dispute ex aequo et bono, but shall strictly apply the substantive law of the State of Ohio.

(h) Each party shall have the right to receive from the other party answers to up to thirty (30) written interrogatories and thirty (30) requests to produce. Such interrogatories and requests to produce must be submitted at least thirty-five (35) days prior to the time the arbitrators set for the first hearing. Answers to such interrogatories and requests to produce are due to the party requesting them at least five (5) days prior to the time the arbitrators set for the hearing. The arbitrators may, but are not required to, construe a party’s failure to provide an answer to an interrogatory or a response to a request to produce by such time as an admission against the interest of such party with regard to the substance of such interrogatory or request to produce.

(i) At any hearing, the parties shall use all reasonable efforts to facilitate the arbitration by making available to each other and to the arbitrators, for inspection and extraction, all documents, books, records, and personnel under their respective control, as the arbitrators shall determine to be relevant to the Dispute and by conducting arbitration hearings to the greatest extent possible on successive, contiguous days. Nothing herein shall waive or preclude any objection to production or testimony that is based upon any privilege recognized by the law of the State of Ohio.

(j) This agreement to arbitrate, as set forth in this Section 8.14, shall be specifically enforceable.

(k) The arbitrators shall have the authority to award temporary, interim, or permanent injunctive relief or relief providing for the specific performance of this Agreement, including any portion hereof, but the arbitrators shall have no power or authority to award punitive damages.

(l) Each party shall pay the fees and expenses of the arbitrator appointed by it. The fees and expenses of the third arbitrator shall be divided equally between the parties. Any fees and expenses charged by the American Arbitration Association shall be divided equally between the parties. Notwithstanding the foregoing, however, the arbitrators may award costs and attorneys’ fees to the prevailing party as part of the arbitrators’ award on the merits.

(m) Notwithstanding the foregoing agreement to arbitrate, the parties expressly reserve the right to seek provisional relief from any court of competent jurisdiction to preserve their respective rights pending arbitration.

ARTICLE IX : TERMINATION

9.1 Termination Events. By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a) by Buyer if a material breach of any provision of this Agreement has been committed by the Company or the Shareholders and such breach has not been waived by Buyer;

(b) by the Shareholders if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been waived by the Shareholders;

(c) by Buyer if any condition in Section 3.6 of this Agreement has not been satisfied as of the date specified for Closing in Section 2.3 of this Agreement, or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(d) by the Shareholders if any condition in Section 3.7 of this Agreement has not been satisfied as of the date specified for Closing in Section 2.3 of this Agreement or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of the Shareholders to comply with their obligations under this Agreement), and the Shareholders have not waived such condition on or before such date;

(e) by mutual consent of Buyer and the Shareholders;

(f) by Buyer if the Closing has not occurred on or before January 31, 2005, or such later date as the parties may agree upon, unless the Buyer is in breach of this Agreement; or

(g) by the Shareholders if the Closing has not occurred on or before January 31, 2005, or such later date as the parties may agree upon, unless the Shareholders are in breach of this Agreement.

9.2 Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2, Section 8.3, and Section 8.12 of this Agreement will survive, provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BUYER:

MTC Technologies, Inc., an Ohio corporation

By:	/s/ Michael Gearhardt
Name: Michael Gearhardt
Title: Sr. V.P. and CFO

SHAREHOLDERS:

/s/ Dr. Paul Hsu
Dr. Paul Hsu, Shareholder

/s/ Majes Hsu
Majes Hsu, Shareholder

EXHIBIT A

TANGIBLE NET WORTH CALCULATION EXAMPLE

EXHIBIT B

ESCROW AGREEMENT

EXHIBIT C

SHAREHOLDER NONCOMPETE AGREEMENTS

EXHIBIT D

EMPLOYMENT AGREEMENT

EXHIBIT E

NONCOMPETE AGREEMENT

EXHIBIT F

SHAREHOLDER RELEASE